U.S. SECURITIES AND EXCHANGE COMMISSION
                   Washington, D.C.  20549

                             FORM 5

       ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

1. Name and address of Reporting Person

William J. Sim
4086 Arjay Circle
Ellicott City, Maryland  21042


2.  Issuer Name and Ticker or Trading Symbol

Williams Industries, Inc.  (WMSI)

3.  IRS or Social Security Number of Reporting Person
    (Voluntary)


4.  Statement for Month/Year

    July/2000

5. If Amendment, Date of Original (Month/Year)

   n/a

6.  Relationship of Reporting Person to Issuer

X   Director
    Officer - Title -
    10% Owner
    Other

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1.  Title of Security

Williams Industries, Inc. Common Stock

2.  Transaction Date (Month/Year)

    See Form(s) 4

3.  Transaction Code

    See Form(s) 4


4.  Securities Acquired (A) or Disposed of (D)

    Amount    (A) or (D)    Price

    See Form(s) 4

5.  Amount of Securities Beneficially Owned
    at End of the Issuer's Fiscal Year

    7,000


6.  Ownership Form: Direct (D) or Indirect (I)

    (D)

7.  Nature of Indirect Beneficial Ownership

    n/a


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Table II
Derivative Securities Acquired, Disposed of, or Beneficially Owned

1.  Title of Derivative Security

     Options to Buy

2.  Conversion or Exercise Price of Derivative Security

    See Form(s) 4

3.  Transaction Date (Month/Year)

    See Form(s) 4

4.  Transaction Code

    Code
    See Form(s) 4

5.  Securities Acquired (A) or Disposed of (D)

    Amount    (A) or (D)    Price

    See Form(s) 4

6.  Date Exercisable and Expiration Date (Month/Date/Year)

    See Form(s) 4

7.  Title and Amount of Underlying Securities

    Williams Industries, Inc. Common Stock

    Amount or Number of Shares -

    See Form(s) 4

8.  Price of Derivative Security

    See Form(s) 4

9.  Number of Derivative Securities Beneficially Owned at
    End of Year

     2 options as specified in Form(s) 4

10. Ownership Form of Derivative Security: Direct (D) or
    Indirect (I)

     D

11. Nature of Indirect Beneficial Ownership

     n/a

Signature

/s/ William J. Sim
    William J. Sim